Exhibit 2.3

EXECUTION VERSION

PLAN OF LIQUIDATION

OF

MAGELLAN MIDSTREAM HOLDINGS, L.P.

This Plan of Liquidation, dated as of September 30, 2009 (this “Plan”), is entered into by and among Magellan Midstream Holdings, L.P., a Delaware limited partnership (“Holdings”), and Magellan Midstream Holdings GP, LLC, a Delaware limited liability company and the general partner of Holdings (“Holdings GP”), for itself and on behalf of all limited partners of Holdings (the “Limited Partners”). Certain capitalized terms used but not defined herein have the meanings assigned to them in the Simplification Agreement (as defined below).

W I T N E S E T H:

WHEREAS, Magellan Midstream Partners, L.P., a Delaware limited partnership (“Partners”), Magellan GP, LLC, a Delaware limited liability company and the general partner of Partners (“Partners GP”), Holdings and Holdings GP have entered into that certain Agreement Relating to Simplification of Capital Structure dated as of March 3, 2009, as heretofore amended (the “Simplification Agreement”);

WHEREAS, on September 28, 2009 and pursuant to the Simplification Agreement and the Restated Partners Partnership Agreement: (i) (a) the IDRs held by IDR LP, representing 100% of the IDRs, were transformed into Partners Common Units and (b) the Partners General Partner Interest was transformed into Partners Common Units and a non-economic general partner interest in Partners, (ii) Partners GP caused IDR LP to distribute all of its Partners Common Units to Partners GP and IDR LLC, (iii) Partners GP caused IDR LLC to distribute all of its Partners Common Units to Partners GP and (iv) Partners GP distributed all of its Partners Common Units to Holdings (such Partners Common Units distributed to Holdings, together with the Partners Rights associated with such Partners Common Units, shall be referred to herein as the “New Partners Units”);

WHEREAS, following the distribution of the New Partners Units to Holdings, on September 28, 2009 and pursuant to the Simplification Agreement and the Contribution and Assumption Agreement dated September 28, 2009 by and among Partners, Partners GP, MGG GP Holdings, Holdings and Holdings GP (the “Contribution Agreement”): (i) Holdings contributed (a) 100% of the limited liability company interests in MGG GP Holdings (the sole member of Holdings GP) to Partners GP and (b) (1) 100% of the limited liability company interests in Partners GP and (2) all cash and other remaining assets of Holdings other than the New Partners Units to Partners (collectively, the “Contributions”) and (ii) Partners assumed all of the liabilities, debts and other obligations of Holdings (the “Assumption”);

WHEREAS, the Contributions and the Assumption were consummated in order to facilitate the matters contemplated by this Plan;

WHEREAS, pursuant to the Simplification Agreement, following the consummation of the matters described above, including the Contributions and the Assumption, and effective as of the date hereof, Holdings GP and Holdings have agreed to effect the dissolution, winding up and distribution of all of the assets of Holdings in accordance with this Plan, the Fourth Amended and Restated Agreement of Limited Partnership of Holdings, dated as of February 15, 2006, as amended by Amendment No. 1 thereto, dated as of July 26, 2007, Amendment No. 2 thereto, dated as of December 1, 2008, and Amendment No. 3 thereto dated as of September 28, 2009 (as so amended, the “Partnership Agreement”), and the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.) (the “Act”);

WHEREAS, the Conflicts Committee (as defined in the Partnership Agreement) of the Board of Directors (as defined in the Partnership Agreement) of Holdings GP has approved this Plan and the matters contemplated hereby, which approval shall constitute “Special Approval” for purposes of the Partnership Agreement; and

WHEREAS, pursuant to Section 12.1(b) of the Partnership Agreement, the dissolution of Holdings pursuant to this Plan has been approved by the holders of a majority of the Outstanding Common Units (as defined in the Partnership Agreement) of Holdings.

NOW, THEREFORE, in consideration of the agreements herein, the undersigned hereby agree as follows:

ARTICLE I

DISSOLUTION; LIQUIDATOR

Section 1.1    Dissolution.    Pursuant to Section 12.1(b) of the Partnership Agreement, Holdings shall be dissolved subject to the terms and conditions of the Partnership Agreement and this Plan.

Section 1.2    Effective Time of Dissolution.    The dissolution of Holdings shall be effective on the date hereof (the “Effective Time”).

Section 1.3    Liquidator.    Pursuant to Section 12.3 of the Partnership Agreement, Holdings GP is hereby appointed to act as Liquidator (as defined in the Partnership Agreement) of Holdings and is hereby delegated the authority to take all actions necessary to wind-up the affairs of Holdings and distribute Holdings’ assets to its partners as contemplated by Article II hereof. Except as permitted by Section 12.3 of the Partnership Agreement, the Liquidator shall not withdraw or cause the Liquidator to be replaced at any time.

Section 1.4    Certificate of Cancellation.    Holdings GP has (i) executed a Certificate of Cancellation of the Certificate of Limited Partnership of Holdings in the form attached hereto as Annex A (the “Certificate of Cancellation”) and (ii) deposited the executed Certificate of Cancellation with Partners in escrow. Because, pursuant to the Assumption and as described in

Article II hereof, reasonable provision has been made for the satisfaction of all liabilities of Holdings in accordance with the Act and because all remaining assets of Holdings will be distributed to its partners in accordance with Article II hereof, the Partnership Agreement and Article III of the Simplification Agreement, Holdings GP hereby authorizes Partners and/or Partners GP to file the executed Certificate of Cancellation in the office of the Secretary of State of the State of Delaware promptly following the dissolution of Holdings in accordance with Section 2.1(e) of the Simplification Agreement and the deposit by Holdings of the New Partners Units with the Distribution Agent pursuant to Article III of the Simplification Agreement. The parties confirm that the separate legal existence of Holdings shall cease, and the Partnership Agreement shall terminate, upon the filing of the Certificate of Cancellation in the office of the Secretary of State of the State of Delaware.

ARTICLE II

CONFIRMATION OF SATISFACTION OF LIABILITIES OF THE PARTNERSHIP;

DISTRIBUTION OF ASSETS OF THE PARTNERSHIP

Section 2.1    Satisfaction of Liabilities.    Pursuant to the Assumption as provided in the Contribution Agreement, Partners has assumed all debts, obligations and liabilities of Holdings. Holdings GP hereby confirms that (i) in connection with the Assumption, reasonable provision has been made for the payment of all claims against and obligations known to Holdings, including all contingent, conditional or unmatured contractual claims known to Holdings, (ii) the Assumption is reasonably likely to be sufficient to provide compensation for any claim against Holdings which is the subject of a pending action, suit or proceeding to which Holdings is a party and (iii) it is not aware of any other claims against or liabilities of Holdings or any facts indicating that any other claims against or liabilities of Holdings are likely to arise or become known within 10 years following the date hereof.

Section 2.2    Distribution of Remaining Assets.    Upon the dissolution of Holdings on the date hereof and in accordance with Section 12.4 of the Partnership Agreement, the New Partners Units (which, as a result of the Contributions and the Assumption pursuant to the Contribution Agreement, constitute the only remaining assets of Holdings) shall be distributed to the Partners (as defined in the Partnership Agreement) in accordance with Section 12.4 of the Partnership Agreement and the procedures set forth in Article III of the Simplification Agreement.

Section 2.3    Further Assurances; Power of Attorney.    Holdings GP agrees to execute, swear to, acknowledge, deliver, file and record all such additional certificates, documents and other instruments, and will do all such other acts and things, all in accordance with the Act, as may be necessary or appropriate to carry out the purposes and intent of this Plan and the Simplification Agreement following the Effective Time with respect to Holdings. In addition, Holdings hereby constitutes and appoints Holdings GP, with full power of substitution, as its true and lawful agent and attorney-in-fact with full power and authority in its name, place and stead to execute, swear to, acknowledge, deliver, file and record all certificates (including the filing of the Certificate of Cancellation), documents and other instruments on behalf of Holdings that

Holdings GP determines necessary and appropriate to carry out the matters contemplated by this Plan, the Partnership Agreement and the Simplification Agreement following the Effective Time. This power of attorney is coupled with an interest and shall survive, and not be affected by, the dissolution and termination of Holdings.

ARTICLE III

MISCELLANEOUS

Section 3.1    Amendment.    This Plan may be amended, modified or supplemented only by a written instrument executed by Holdings, Holdings GP and Partners.

Section 3.2    Entire Understanding; Third Party Beneficiaries.    This Plan, the Partnership Agreement, the Contribution Agreement and the Simplification Agreement represent the entire understanding of the parties hereto with reference to the matters contemplated hereby and supersede any and all other oral or written agreements heretofore made. The parties hereto agree that this Plan is intended to be for the benefit of, and shall be enforceable by, Partners. Except as contemplated by this Section 3.2, nothing in this Plan, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan.

Section 3.3    Counterparts.    This Plan may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 3.4    Governing Law.    This Plan shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to the conflict of law principles thereof that would call for the application of the laws of any other jurisdiction (except to the extent that mandatory provisions of federal or Delaware law govern).

Section 3.5    Severability.    Any provision of this Plan that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Plan invalid, illegal or unenforceable in any other jurisdiction.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, the parties caused this Plan to be duly executed as of the date first above written.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

By: Magellan Midstream Holdings GP, LLC, its general partner

By:	/s/ John D. Chandler
Name: John D. Chandler
Title: Senior Vice President, Treasurer and Chief Financial Officer

MAGELLAN MIDSTREAM HOLDINGS GP, LLC

By:	/s/ John D. Chandler
Name: John D. Chandler
Title: Senior Vice President, Treasurer and Chief Financial Officer

LIMITED PARTNERS

All Limited Partners

By: Magellan Midstream Holdings GP, LLC, as attorney-in-fact for the Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 2.6 of the Partnership Agreement.

By:	/s/ John D. Chandler
Name: John D. Chandler
Title: Senior Vice President, Treasurer and Chief Financial Officer

Signature Page to Plan of Liquidation

Annex A

to Plan of

Liquidation

FORM OF CERTIFICATE OF CANCELLATION OF

CERTIFICATE OF LIMITED PARTNERSHIP

OF MAGELLAN MIDSTREAM HOLDINGS, L.P.

Magellan Midstream Holdings GP, LLC (“General Partner”), the general partner of Magellan Midstream Holdings, L.P. (the “Partnership”), a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act (the “Act”), for the purpose of canceling the Certificate of Limited Partnership of the Partnership pursuant to Section 17-203 of the Act hereby certifies that:

1. The name of the limited partnership is Magellan Midstream Holdings, L.P.

2. The Partnership’s Certificate of Limited Partnership was filed in the Office of the Secretary of State of the State of Delaware on April 14, 2003.

3. This Certificate of Cancellation of Certificate of Limited Partnership shall become effective upon filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned general partner of the Partnership has executed this Certificate of Cancellation as of the             day of             , 2009.

MAGELLAN MIDSTREAM HOLDINGS GP, LLC

By:
Name:
Title: